February 14, 2000


                      NOTICE OF REDEMPTION
               OF PREFERRED STOCK PURCHASE RIGHTS


Dear Shareholder:

          On February 9, 2000, the Board of Directors of Interstate Bakeries Corporation ("IBC") announced that IBC will redeem all Preferred Stock Purchase Rights (the "Rights") which are outstanding on its common stock pursuant to the Rights Agreement approved by the Board on September 21, 1999 (the "Rights Agreement"). The Rights will be redeemed at $.001 per Right, payable in cash to all shareholders of IBC common stock as of February 15, 2000.

          Shortly, you will receive a check in an amount equal to the number of shares of IBC common stock held by you as of February 15, 2000, multiplied by $.001. IBC expects to begin sending checks on or around February 25, 2000.

          The redemption of the Rights was not taken in response to any anticipated transaction involving IBC.
Since the adoption of the Rights Agreement, IBC has been engaged in an ongoing dispute with the Ralston Purina Company over the impact of the Rights on Ralston under existing agreements between Ralston and IBC. In order to put that disagreement behind us, the Board thought it in the best interests of all shareholders to redeem the Rights.

          As you may know, IBC acquired Continental Baking
Company from Ralston in 1995, and entered a Shareholder
Agreement with Ralston at that time.  The Shareholder
Agreement requires Ralston to reduce its holdings of IBC common stock to less than 15% by August 15, 2000, and also contains certain transfer restrictions applicable to Ralston.

          Should you have any questions regarding the redemption of the Rights, please contact Ray Sandy Sutton, Vice President, Secretary & General Counsel or Frank W.
Coffey, Senior Vice President & Chief Financial Officer at
816/502-4000.


                             Sincerely,

                             /s/ Charles A. Sullivan
                             -----------------------------------------
                             Charles A. Sullivan
                             Chairman of the Board and Chief Executive
                             Officer